UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 25, 2015

Bionik Laboratories Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-54717	27-1340346
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

483 Bay Street, N105 Toronto, ON	M5G 2C9
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (416) 640-7887

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 25, 2015, Bionik Laboratories Corp., a Delaware corporation (the “Registrant”), loaned $150,000 (the “Loan”) to Interactive Motion Technologies Inc., a Massachusetts corporation (“IMT”), pursuant to a Bridge Loan and Security Agreement (the “Loan Agreement”). The Registrant and IMT entered into the Loan Agreement while they explore a possible strategic relationship or other commercial transaction (a “Possible Transaction”). The Loan matures upon the earlier to occur of (a) the nine month anniversary of the termination date of any letter of intent with respect to a Possible Transaction, (b) the consummation of certain Possible Transactions or (c) any other transaction similar to a Possible Transaction by IMT without the participation of the Registrant.

Interest on the Loan is 6% per annum. The Loan is secured by a lien on the asset of IMT, subject to the Registrant having a second position on all accounts and inventory of IMT. The Registrant may call an event of default upon the failure of IMT to make a payment when due of any principal or interest on the Loan.

The Loan is in addition to a May 5, 2015 loan to IMT of $150,000 having substantially similar terms except the maturity date of such previous loan is upon the earlier to occur of (a) May 5, 2016, (b) the consummation of certain Possible Transactions or (c) any other transaction similar to a Possible Transaction by IMT without the participation of the Registrant under normal commercial terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 31, 2015

BIONIK LABORATORIES CORP.

By:	/s/ Peter Bloch
Name:	Peter Bloch
Title:	Chief Executive Officer